Exhibit 5

Baker & McKenzie LLP
130 E. Randolph Drive
Chicago, Illinois 60601
(312) 861-8000

September 3, 2004

FindWhat.com, Inc.
5220 Summerlin Commons Blvd.
Suite 500
Ft. Myers, Florida 33907

Gentlemen:

We have acted as counsel to FindWhat.com, Inc., a Delaware corporation (the “Company”), in connection with its Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to up to 2,874,099 shares of common stock, par value $0.001 per share (the “Shares”), which were issued by the Company pursuant to the Amended and Restated Agreement and Plan of Merger dated February 9, 2004 among FindWhat.com, Who Merger Corp. and Espotting Media Inc. The Shares are to be offered by the selling stockholders for resale from time to time as described in the Registration Statement.

We have examined the originals, or photostatic or certified copies, of such records of the Company, of certificates of officers of the Company and of public documents, and such other documents as we have deemed relevant and necessary as the basis of the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies. In examining agreements executed by parties other than the Company and Who Merger Corp., we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and also have assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents, and the validity and binding effect thereof.

Based upon and subject to the foregoing, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and non-assessable.

This opinion letter is limited to the Delaware General Corporation Law and the federal laws of the United States of America, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise.

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This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.

Very truly yours,

/s/ Baker & McKenzie LLP

BAKER & McKENZIE LLP